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                                   EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

       The ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 1998 is presented below. Ratio of Earnings to Fixed Charges means the ratio of pretax income from continuing operations (with certain adjustments described below) to the total of: (i) interest and
(ii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.

                                                                         YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------------
                                              1994              1995              1996              1997              1998
                                              ----              ----              ----              ----              ----
EARNINGS BEFORE FIXED CHARGES:
    Net Loss                              $( 8,805,280)     $( 6,061,758)     $( 1,894,244)     $( 1,840,210)     $( 3,310,870)
    Add: Interest Expense                    8,492,134         9,717,511         8,878,285         9,646,679        11,383,449
         Interest factor in rental
            expense                            201,224           223,099           233,243           243,890           252,106
                                          ------------------------------------------------------------------------------------

EARNINGS BEFORE FIXED CHARGES             $(   111,922)     $  3,878,852      $  7,217,284      $  8,050,359      $  8,324,685
                                          ====================================================================================

FIXED CHARGES:
    Interest Expense                      $  8,492,134      $  9,717,511      $  8,878,285      $  9,646,679      $ 11,383,449
    Interest factor in rental expense          201,224           223,099           233,243           243,890           252,106
                                          ------------------------------------------------------------------------------------

TOTAL FIXED CHARGES                       $  8,693,358      $  9,940,610      $  9,111,528      $  9,890,569      $ 11,635,555
                                          ====================================================================================

RATIO OF EARNINGS TO FIXED CHARGES                  --                --                --                --                --

DEFICIENCY IN EARNINGS AVAILABLE TO
   COVER FIXED CHARGES                    $  8,805,280      $  6,061,758      $  1,894,244      $  1,840,210      $  3,310,870
                                          ====================================================================================
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